Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
     We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-161185 of Enterprise Products Partners L.P. on Form S-4 of our report dated March 2, 2009, relating to the consolidated financial statements of Jonah Gas Gathering Company and subsidiary, appearing in the Annual Report on Form 10-K of TEPPCO Partners, L.P. for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 2, 2009. We also consent to the reference to us under the heading “Experts” in this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
September 3, 2009